Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into between Brian Rodli (“Employee”), and Omnicell, Inc. (“Employer”) (collectively, “the Parties”).

WHEREAS, the Parties agree that Employee’s employment with Employer should terminate and that certain potential claims between them should be fully and finally resolved.  In exchange for the good and valuable consideration set forth herein, the Parties agree as follows:

1.             Termination of Employment.  Employee’s employment and status as an officer with Employer will terminate as of the close of business on May 4, 2007 (the “Termination Date”).

2.             Pre-Existing Obligations.   Whether this Agreement is executed or not, Employee will receive:

a.             Accrued Paid Time Off.  Employee acknowledges that under Employer’s policies, there is no accrued or unused vacation due to Employee.

b.             Existing Benefits.  Employer will continue to pay Employee his benefits (in effect immediately prior to execution of this Agreement) through the end of the month that includes the Termination Date.

c.             Accrued Expenses.  Employer agrees to promptly process all expense reports properly submitted by Employee in accordance with existing company practice, including providing all required receipts and supporting documentation.

d.             Stock Vesting.  Employee’s stock options will cease vesting immediately after the Termination Date, and Employee’s rights to exercise his options and/or restricted stock units granted under Employer’s 1999 Equity Incentive Plan (the “Equity Plan”) will continue to be governed by the Equity Plan and by Employer’s policies relating to insiders.

e.             Q1 2007 MBO Payout.  Employee will receive the amount of Twenty-Nine Thousand, Sixty-Two Dollars and Fifty Cents ($29,062.50), less the usual withholdings for taxes, etc., representing the payout to Employee under Employer’s MBO bonus plan.

3.             Separation Package.  In consideration of Employee’s obligations set forth in this Agreement, Employer agrees to provide to Employee the following (the “Separation Benefits”):

a.             Separation Payment.  Within two (2) weeks following the expiration of the revocation period set forth in paragraph 6 below, Employer will pay Employee, in a lump sum amount, the sum of Two Hundred and Eight Thousand Dollars ($208,000), less the usual withholdings for taxes, etc.

b.             Restricted Stock Units.  Within two (2) weeks following the expiration of the revocation period set forth in paragraph 6 below, Employer will pay Employee, in a lump sum amount, the sum of Sixteen Thousand Dollars ($16,000), less the usual withholdings for taxes, etc., as sole and full compensation to Employee in view of the current restrictions relating to Employee’s Restricted Stock Units.  Employee’s Restricted Stock Units are hereby deemed to have been forfeited by Employee

c.             COBRA Health Insurance Benefits. Employee shall have the opportunity to elect, by written notice, continuation health care coverage pursuant to COBRA, 29 U.S.C. § 1161 et seq., for a period beginning after the Termination Date and continuing for so long as required by law.  To the extent that Employee is entitled to and does elect COBRA coverage, Employer will reimburse Employee for the Employer portion of Employee’s COBRA premiums for a period of twelve (12) months after the Termination Date, or until Employee becomes eligible for coverage under any other group health plan, whichever period is shorter.

d.             Outplacement Services.  For a period of twelve (12) months beginning on the Termination Date, Employer agrees to provide Employee with executive outplacement services from an executive outplacement assistance firm to be determined by Employer.  Such executive outplacement assistance will also cease upon the acceptance by Employee of employment at any time prior to the expiration of the above twelve (12) month period.

e.             No Other Payments.  Employer and the other entities released herein shall not be required to make any other payments to Employee, Employee’s beneficiaries or dependents, or otherwise on Employee’s behalf, except as specifically described herein.  Employer will make tax withholding and other appropriate deductions from any payments described in this paragraph 3.

4.             Employee Obligations.  In consideration of Employer’s offer of payment set forth herein, Employee agrees to the following obligations:

a.             Agreement Not to Induce.  Employee agrees that for a period of twelve (12) months immediately following the Termination Date, he shall not either directly or indirectly:  (i) solicit, induce, recruit or encourage any of Employer’s employees or consultants to leave their employment or consultant relationships, either for Employee or for any other person or entity: or (ii) solicit, induce, recruit, or encourage any customer of Employer or potential customer of Employer to terminate its business relationship with Employer, or solicit, induce, recruit, divert or take away any such customer’s business or patronage with Employer either for Employee or for any other person or entity.

b.             Non-Disparagement.  Each party agrees not to disparage the other party (or its officers, directors or employees), in any manner likely to be harmful to it, them or their business, business reputation or personal reputation; provided that each party may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Unless any other employee of Employer is specifically designated by Employee as, and is in agreement to be, utilized as a personal reference by Employee in his search for other business or employment opportunities (in which case Employer shall not be responsible for the content of such individual’s response), Employee agrees to direct any and all employment verification requests to Employer’s Human Resources Department, and Employer’s HR department will be instructed to respond to such requests only with Employee’s start and end dates of employment and Employee’s title while employed with Employer.

c.             Return of Employer Property.  Employee agrees that, upon execution of this Agreement, he will have returned to Employer all company equipment and materials received by him in the course of his employment, including without limitation any computer(s) or other equipment provided to Employee, all paper and electronic company documents including memoranda, customer lists, price lists, marketing materials, reports and analyses, and all copies thereof, and that Employee has destroyed any electronic copies of such materials remaining in his possession after he has complied with the requirements of this paragraph.

d.             Proprietary Information Obligations.  Employee represents he has complied with all the terms of Employer’s Proprietary Information and Inventions Agreement signed by Employee. Further, Employee agrees that, in compliance with the Proprietary Information Agreement, he will continue to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to customers, customer lists, business and sales plans,  products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, financial information or other subject matter pertaining to any business of Employer or any of its employees, customers, clients or consultants.

5.             General Release of Claims and Covenant Not to Sue by Employee.  Also in consideration of the payments made hereunder, to the maximum extent permitted by law, Employee agrees for himself and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Employer, its past, present, or future parents, subsidiaries, and/or other affiliates; all of the past and present directors, officers, shareholders, employees and other agents and representatives of such entities; and any employee benefit plans in which Employee is or has been a participant by virtue of employment with Employer from or for any and all claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, obligations, responsibility and liability of every kind and character whatever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Employee has against such entities as of the execution of this Agreement, including without limitation any and all claims arising out of Employee’s employment with Employer or the termination thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, retaliation, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, provided, however, that this Release shall not extend to claims for pension, retirement, or savings benefits which are inalienable under the terms of any employee benefit plan.  Further, this Release shall not limit Employer’s obligations relating to indemnifying Employee in carrying out Employee’s duties as an employee or officer of Employer, as required under applicable law or by formal Employer policies or bylaws expressly providing for such indemnification.

6.             Release of Age Discrimination Claims; Periods for Review and Reconsideration.

a.             Employee understands and agrees that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), and that this Agreement does not waive rights or claims that may arise after the date the waiver is executed.  Employee understands and warrants that he has a period of twenty-one (21) days to review and consider this Agreement.  Employee is hereby advised to consult with an attorney prior to executing the Agreement.  By Employee’s signature below, Employee warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement.  Employee further understands that he may use as much or all of this 21-day period as he wishes before signing.

b.             Employee further understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to: Grace Griffin, Vice President, Human Resources, Omnicell, Inc., 1201 Charleston Road, Mountain View, CA 94043 (“Employer Contact”).  This Agreement shall be binding, effective, and enforceable upon Employee upon the expiration of this seven-day revocation period without the Employer Contact having received such revocation, but not before such time.  Employee understands and agrees that any payments hereunder shall not be made prior to the expiration of this seven-day revocation period.

7.             Waiver of California Civil Code § 1542.  Employee hereby agrees to waive Section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

8.             Taxes.  To the extent any taxes may be due beyond those withheld by Employer on any portion of payments made or other consideration provided pursuant to this Agreement, Employee agrees to pay such taxes and to indemnify and hold Employer and its agents and affiliates harmless for any tax payments owed, interest and/or penalties as a result of any failure by Employee to pay such taxes.

9.             No Admission.  Employee understands and agrees that Employer has admitted no liability or obligation to provide the consideration contemplated herein.

10.           Confidentiality. Employee agrees not to disclose the existence or terms of this Agreement to any person other than Employee’s lawyer, accountant, income tax preparer and spouse or domestic partner (if any), except pursuant to written authorization by Employer or as compelled by law, and that Employee will be responsible for any further disclosure of such information made by such persons.  This Agreement may be used as evidence in any subsequent proceeding alleging its breach

11.           Severability and Consequences of Invalid Terms.  Should any portion or provision of this Agreement be found void or unenforceable for any reason by a Court of competent jurisdiction, the Parties intend that all portions and provisions of this Agreement be enforced to the maximum extent they would have been enforceable in the original Agreement.  If such portion or provision cannot be so modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions and provisions of this Agreement, which shall otherwise remain in full force and effect.

12.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

13.           Governing Law.  This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California without regard to the conflict of laws rules contained therein.

14.           Understanding and Authority. There are no representations, promises or agreements between Employer and Employee other than those expressly set forth in herein.  The Parties have read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and binding.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Brian Rodli		Omnicell, Inc.

/s/ Brian Rodli	5/3/07	/s/ Grace Griffin	5/4/07
Signature	Date	Signature	Date

V.P. of H.R.
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